Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF HILLMAN

The following discussion provides information which the Company’s management believes is relevant to an assessment and understanding of the Company’s operations and financial condition. This discussion should be read in conjunction with the condensed consolidated financial statements and accompanying notes in addition to the consolidated statements and notes thereto included in the Financial Statements for the year ended December 26, 2020.

General

Hillman is one of the largest providers of hardware-related products and related merchandising services to retail markets in North America. Our principal business is operated through our wholly-owned subsidiary, The Hillman Group, Inc. and its wholly-owned subsidiaries (collectively, “Hillman Group”). Hillman Group sells its products to hardware stores, home centers, mass merchants, pet supply stores, and other retail outlets principally in the United States, Canada, Mexico, Latin America, and the Caribbean. Product lines include thousands of small parts such as fasteners and related hardware items; threaded rod and metal shapes; keys, key duplication systems, and accessories; builder's hardware; personal protective equipment, such as gloves and eye-wear; and identification items, such as tags and letters, numbers, and signs. We support product sales with services that include design and installation of merchandising systems, maintenance of appropriate in-store inventory levels, and break-fix for our robotics kiosks.

On July 14, 2021, subsequent to quarter end, the Company, and Landcadia Holdings III, Inc. (“Landcadia” and after the Business Combination described herein, “New Hillman”), a special purpose acquisition company ("SPAC") consummated the previously announced business combination (the “Closing”) pursuant to the terms of the Agreement and Plan of Merger, dated as of January 24, 2021 (as amended on March 12, 2021, and as it may be further amended or supplemented from time to time, the “Merger Agreement”). In accordance with the terms and subject to the conditions set forth in the Merger Agreement, Landcadia paid aggregate consideration in the form of New Hillman common stock calculated as described herein and equal to a value of approximately (i) $911,300,000 plus (ii) $28,280,000, such amount being the value of 2,828,000 shares of Class B common stock of Landcadia, valued at $10.00 per share, that TJF, LLC (“TJF Sponsor”) and Jefferies Financial Group Inc., (“JFG Sponsor” and, together with TJF Sponsor, the “Sponsors”) agreed to forfeit at the Closing.

In connection with the Closing, the Company entered into a new credit agreement with Jefferies Finance LLC, as administrative agent, and the lenders and other parties thereto (the “Term Credit Agreement”), which provided for a new funded term loan facility of $835.0 million and a delayed draw term loan facility of $200.0 million (of which $16.0 million was drawn). The Company also also entered into an amendment to their existing asset-based revolving credit agreement (the “ABL Amendment”) with Barclays Bank PLC, as administrative agent, and the lenders and other parties thereto (the “ABL Credit Agreement”), increasing the aggregate commitments thereunder to $250.0 million, extended the maturity and conformed certain provisions to the Term Credit Agreement. The proceeds of the funded term loans under the Term Credit Agreement and revolving credit loans under the ABL Credit Agreement were used, together with other available cash, to (1) refinance in full all outstanding term loans and to terminate all outstanding commitments under the credit agreement, dated as of May 31, 2018, (2) refinance outstanding revolving credit loans, and (3) redeem in full senior notes due July 15, 2022 (the “6.375% Senior Notes”).

In anticipation of the Business Combination and the refinancings described above, on July 13, 2021, the Company delivered a notice to redeem in full 11.6% Junior Subordinated Debentures due September 30, 2027 (the “Junior Subordinated Debentures”) issued under the Indenture, dated as of September 5, 1997 (as amended and supplemented, the “Debentures Indenture”), between The Hillman Companies and The Bank of New York Mellon, a New York banking corporation, as Trustee (the “Trustee”) and deposited an amount with the Trustee sufficient to satisfy and discharge the Debentures Indenture, which is no longer in effect. Notices to redeem 4,217,837 trust preferred securities (the “Trust Preferred Securities”) issued in a public offering by the Hillman Group Capital Trust ("Trust") and 130,449 of trust common securities (the “Trust Common Securities”) issued by the Trust to Hillman Companies were also delivered on July 13, 2021. Upon the payment of the redemption price for the Debentures on August 12, 2021, the Trust will redeem the Trust Preferred Securities and the Trust Common Securities, which as of August 12, 2021 will no longer be deemed to be outstanding. The last day of trading for the Trust Preferred Securities on the New York Stock Exchange (the “NYSE”) will be August 11, 2021 and the Company is voluntarily delisting the Trust Preferred Securities from the NYSE.

On April 16, 2021, the Company completed the acquisition of Oz Post International, LLC ("OZCO"), a leading manufacturer of superior quality hardware that offers structural fasteners and connectors used for decks, fences and other outdoor structures, for a total purchase price of $39,102. The Company entered into an amendment ("OZCO Amendment") to the term loan credit agreement dated May 31, 2018 (the "2018 Term Loan"), which provided $35,000 of incremental term loan funds to be used to finance the acquisition. Refer to Note 4 - Acquisitions for additional information.

Current Economic Conditions

Our business is impacted by general economic conditions in the North American and international markets, particularly the U.S. and Canadian retail markets including hardware stores, home centers, mass merchants, and other retailers.

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China, and has since spread to a number of other countries, including the United States and Canada. In March 2020, the World Health Organization characterized COVID-19 as a pandemic. Efforts to contain the spread of COVID-19 intensified during our fiscal 2020 second quarter and remained in effect throughout our third quarter. Most states and municipalities within the U.S. enacted temporary closures of businesses, issued quarantine orders and took other restrictive measures in response to the COVID-19 pandemic. Within the United States and Canada, our business has been designated an essential business, which allows us to continue to serve customers that remain open.

While all of our operations are located in North America, we participate in a global supply chain, and the existence of a worldwide pandemic and the reactions of governments around the world in response to COVID-19 to regulate the flow of labor and products began to impact our business in March 2020. If we need to close any of our facilities or a critical number of our employees become too ill to work, our distribution network could be materially adversely affected in a rapid manner. Similarly, if our customers experience adverse business consequences due to COVID-19, demand for our products could also be materially adversely affected in a rapid manner. The Company continues to experience customer demand both during the thirteen and twenty-six weeks ended June 26, 2021 and during the subsequent period. Our teams continue to monitor demand disruption and there can be no assurance as to the level of demand that will prevail through the remainder of fiscal 2021. A large portion of our customers continue to operate and sell our products, with some customers reducing operations or restricting some access to portions of the retail space. The magnitude of the financial impact on our quarterly and annual results is dependent on the duration of the COVID-19 pandemic and how quickly the U.S. and Canada economies resume normal operations.

An extended period of global supply chain, workforce availability, and economic disruption could materially affect the Company's business, the results of operations, financial condition, access to sources of liquidity, and the carrying value of goodwill and intangible assets. While a triggering event did not occur during the thirteen and twenty-six weeks ended June 26, 2021, a prolonged COVID-19 pandemic could negatively impact net sales growth, change key assumptions and other global and regional macroeconomic factors that could result in future impairment charges for goodwill, indefinite-lived intangible assets and definite lived intangible assets. The impact of the COVID-19 pandemic is fluid and continues to evolve, and therefore, we cannot predict the extent to which our business, results of operations, financial condition, or liquidity will ultimately be impacted.

We are exposed to the risk of unfavorable changes in foreign currency exchange rates for the U.S. dollar versus local currency of our suppliers located primarily in China and Taiwan. We purchase a significant variety of our products for resale from multiple vendors located in China and Taiwan. The purchase price of these products is routinely negotiated in U.S. dollar amounts rather than the local currency of the vendors and our suppliers' profit margins decrease when the U.S. dollar declines in value relative to the local currency. This puts pressure on our suppliers to increase prices to us. The U.S. dollar increased in value relative to the CNY by approximately 1.7% in 2019, declined by 6.5% in 2020, and declined by 1.3% during the twenty-six weeks ended June 26, 2021. The U.S. dollar declined in value relative to the Taiwan dollar by approximately 0.2% in 2019, declined by 7.9% in 2020, and declined by 0.8% during the twenty-six weeks ended June 26, 2021.

In addition, the negotiated purchase price of our products may be dependent upon market fluctuations in the cost of raw materials such as steel, zinc, and nickel used by our vendors in their manufacturing processes. The final purchase cost of our products may also be dependent upon inflation or deflation in the local economies of vendors in China and Taiwan that could impact the cost of labor used in the manufacturing of our products. We identify the directional impact of changes in our product cost, but the quantification of each of these variable impacts cannot be measured as to the individual impact on our product cost with a sufficient level of precision.

We are also exposed to risk of unfavorable changes in the Canadian dollar exchange rate versus the U.S. dollar. Our sales in Canada are denominated in Canadian dollars while a majority of the products are sourced in U.S. dollars. A weakening of the Canadian dollar versus the U.S. dollar results in lower sales in terms of U.S. dollars while the cost of sales remains unchanged. We have a practice of hedging some of our Canadian subsidiary's purchases denominated in U.S. dollars. The U.S. dollar declined in value relative to the Canadian dollar by approximately 4.1% in 2019, declined by 1.9% in 2020, and declined by 4.2% during the twenty-six weeks ended June 26, 2021. We may take pricing action, when warranted, in an attempt to offset a portion of product cost increases. The ability of our operating divisions to institute price increases and seek price concessions, as appropriate, is dependent on competitive market conditions.

Results of Operations

The following analysis of results of operations includes a brief discussion of the factors that affected our operating results and a comparative analysis of the thirteen weeks ended June 26, 2021 and the thirteen weeks ended June 27, 2020.

Thirteen weeks ended June 26, 2021 vs the Thirteen weeks ended June 27, 2020

	Thirteen Weeks Ended June 26, 2021		Thirteen Weeks Ended June 27, 2020
(dollars in thousands)	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$375,715	100.0%	$346,710	100.0%
Cost of sales (exclusive of depreciation and amortization shown separately below)	215,967	57.5%	196,402	56.6%
Selling, general and administrative expenses	111,662	29.7%	94,970	27.4%
Depreciation	15,270	4.1%	17,230	5.0%
Amortization	15,414	4.1%	14,865	4.3%
Other (income) expense	(2,107)	(0.6)%	2,515	0.7%
Income from operations	19,509	5.2%	20,728	6.0%
Interest expense, net of investment income	22,217	5.9%	26,968	7.8%
Mark-to-market adjustment of interest rate swap	(751)	(0.2)%	(308)	(0.1)%
Income (loss) before income taxes	(1,957)	(0.5)%	(5,932)	(1.7)%
Income tax expense (benefit)	1,428	0.4%	(895)	(0.3)%
Net income (loss)	$(3,385)	(0.9)%	$(5,037)	(1.5)%
Adjusted EBITDA(1)	$64,472	17.2%	$61,610	17.8%

(1)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures” section for additional information, including our definition and our use of Adjusted EBITDA, and for a reconciliation from net income to Adjusted EBITDA.

Net Sales

Net sales for the second quarter of 2021 were $375.7 million, an increase of approximately $29.0 million compared to net sales of $346.7 million for the second quarter of 2020. Sales of keys and key accessories increased $19.6 million, key and key accessory sales were negatively impacted in the prior year by reduced retail foot traffic and restricted access to key duplicating kiosks as a result of COVID-19. Sales of hardware products increased by $10.6 million driven by strong retail demand. Sales in Canada increased $11.2 million primarily driven by strong demand with big box retailers. Sales in Canada were negatively impacted by COVID-19 restrictions in 2020, we continue to see restrictions in certain provinces and retail locations in 2021. These increases were offset by a decrease in sales of personal protective equipment of $17.0 million due to lower demand for COVID-19 protective and cleaning equipment in the second quarter of 2021.

Cost of Sales

Our cost of sales was $216.0 million, or 57.5% of net sales, in the second quarter of 2021, an increase of approximately $19.6 million compared to $196.4 million, or 56.6% of net sales, in the second quarter of 2020. The increase of 0.9% in cost of sales, expressed as a percent of net sales, in the second quarter of 2021 compared to the second quarter of 2020 was primarily due to inflation along with the higher mix of sales of construction fastener products in the second quarter of 2021.

Expenses

Selling, general, and administrative ("SG&A") expenses were approximately $111.7 million in the thirteen weeks ended June 26, 2021, an increase of approximately $16.7 million, compared to $95.0 million in the thirteen weeks ended June 27, 2020. The following changes in underlying trends impacted the change in operating expenses:

•	Selling expense was $40.0 million in the second quarter of 2021, an increase of $5.0 million compared to $35.0 million in the second quarter of 2020. The increase in selling expense was primarily due to increased marketing, variable compensation, and travel and entertainment expense in the second quarter of 2021.

•	Warehouse and delivery expenses were $44.2 million in the second quarter of 2021, an increase of $4.9 million compared to $39.3 million in the second quarter of 2020. The additional expense was primarily driven by higher sales volume and inflation.

•	General and administrative (“G&A”) expenses were $27.4 million in the second quarter of 2021, an increase of $6.7 million compared to $20.7 million in the second quarter of 2020. In the second quarter of 2021 we incurred $9.6 million of legal and consulting expense associated with the pending merger with Landcadia along with increased legal fees associated with our litigation with KeyMe (see Note 6 - Commitments and Contingencies of the Notes to Condensed Consolidated Financial Statements for additional information) an increase of $7.1 million compared to the second quarter of 2020.

Depreciation expense was $15.3 million in the second quarter of 2021 compared to depreciation expense of $17.2 million in the second quarter of 2020. Amortization expense was $15.4 million in the second quarter of 2021 which was comparable to the second quarter of 2020.

Other income was $2.1 million in the second quarter of 2021 compared to other expense of $2.5 million in the second quarter of 2020. Other income in the second quarter of 2021 was comprised primarily of a $1.2 million gain on the revaluation of the contingent consideration associated with the acquisitions of Resharp and Instafob, (see Note 13 - Fair Value Measurements of the Notes to Condensed Consolidated Financial Statements for additional information) along with exchange rate gains of $0.9 million. In the second quarter of 2020 other expense was comprised of a $3.1 million loss on the revaluation of the contingent consideration associated with the acquisition of Resharp, (see Note 13 - Fair Value Measurements of the Notes to Condensed Consolidated Financial Statements for additional information) partially offset by exchange rate losses of $0.2 million.

Twenty-six weeks ended June 26, 2021 vs the Twenty-six weeks ended June 27, 2020

	Twenty-six Weeks Ended June 26, 2021		Twenty-six Weeks Ended June 27, 2020
(dollars in thousands)	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$716,996	100.0%	$642,546	100.0%
Cost of sales (exclusive of depreciation and amortization shown separately below)	417,265	58.2%	362,813	56.5%
Selling, general and administrative expenses	214,841	30.0%	184,723	28.7%
Depreciation	31,611	4.4%	34,747	5.4%
Amortization	30,323	4.2%	29,713	4.6%
Other (income) expense	(2,333)	(0.3)%	376	0.1%
Income from operations	25,289	3.5%	30,174	4.7%
Interest expense, net of investment income	44,293	6.2%	53,205	8.3%
Mark-to-market adjustment of interest rate swap	(1,424)	(0.2)%	1,942	0.3%
Income (loss) before income taxes	(17,580)	(2.5)%	(24,973)	(3.9)%
Income tax expense (benefit)	(5,225)	(0.7)%	(5,132)	(0.8)%
Net income (loss)	$(12,355)	(1.7)%	$(19,841)	(3.1)%

Adjusted EBITDA(1)	$112,278	15.7%	$103,131	16.1%

(1)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures” section for additional information, including our definition and our use of Adjusted EBITDA, and for a reconciliation from net income to Adjusted EBITDA.

Net Sales

Net sales for the twenty-six weeks ended June 26, 2021 were $717.0 million, an increase of approximately $74.5 million compared to net sales of $642.5 million for the twenty-six weeks ended June 27, 2020. Key and engraving sales increased $23.7 million and sales in Canada increased $19.3 million . Key and engraving sales and sales in Canada were both negatively impacted by low retail foot traffic and limited access to key and engraving machines in the twenty six weeks ended June 27, 2020 due to COVID-19. Sales of hardware products increased by $26.9 million driven by strong retail demand. Sales of personal protective equipment increased by $4.5 million due to continued demand for gloves and face masks .

Cost of Sales

Our cost of sales was $417.3 million, or 58.2% of net sales, in the twenty-six weeks ended June 26, 2021, an increase of approximately $54.5 million compared to $362.8 million, or 56.5% of net sales, in the twenty-six weeks ended June 27, 2020. The increase of 1.7% in cost of sales, expressed as a percent of net sales, in 2021 compared to the twenty-six weeks ended June 27, 2020 was primarily due to inflation along with the higher mix of sales of construction fastener products in the twenty-six weeks ended June 26, 2021.

Expenses

Selling, general, and administrative ("SG&A") expenses were approximately $214.8 million in the twenty-six weeks ended June 26, 2021, an increase of approximately $30.1 million, compared to $184.7 million in the twenty-six weeks ended June 27, 2020. The following changes in underlying trends impacted the change in operating expenses:

•	Selling expense was $77.4 million in the twenty-six weeks ended June 26, 2021, an increase of $5.4 million compared to $72.0 million in the twenty-six weeks ended June 27, 2020. The increase in selling expense was primarily due to increased marketing, variable compensation, and travel and entertainment expense in the twenty-six weeks ended June 26, 2021.

•	Warehouse and delivery expenses were $84.4 million in the twenty-six weeks ended June 26, 2021, an increase of $9.6 million compared to $74.8 million in the twenty-six weeks ended June 27, 2020. The additional expense was primarily driven by higher sales volume and inflation.

•	General and administrative (“G&A”) expenses were $53.0 million in the twenty-six weeks ended June 26, 2021, an increase of $15.0 million compared to $38.0 million in the twenty-six weeks ended June 27, 2020. In the twenty-six weeks ended June 26, 2021 we incurred $18.4 million of legal and consulting expense associated with the pending merger with Landcadia along with increased legal fees associated with our litigation with KeyMe (see Note 6 - Commitments and Contingencies of the Notes to Condensed Consolidated Financial Statements for additional information) an increase of $14.8 million compared to the twenty-six weeks ended June 27, 2020.

Depreciation expense was $31.6 million in the twenty-six weeks ended June 26, 2021 compared to depreciation expense of $34.7 million in the twenty-six weeks ended June 27, 2020. Amortization expense was $30.3 million in the twenty-six weeks ended June 26, 2021 which was comparable to $29.7 million in the twenty-six weeks ended June 27, 2020.

Other income was $2.3 million in the twenty-six weeks ended June 26, 2021 compared to other expense of $0.4 million in the twenty-six weeks ended June 27, 2020. Other income in the twenty-six weeks ended June 26, 2021 was comprised primarily of a $1.2 million gain on the revaluation of the contingent consideration associated with the acquisitions of Resharp and Instafob, (see Note 13 - Fair Value Measurements of the Notes to Condensed Consolidated Financial Statements for additional information) along with exchange rate gains of $1.2 million. In the twenty-six weeks ended June 27, 20200 other expense was comprised of exchange rate losses of $1.6 million partially offset by of a $1.3 million gain on the revaluation of the contingent consideration associated with the acquisition of Resharp, (see Note 13 - Fair Value Measurements of the Notes to Condensed Consolidated Financial Statements for additional information).

Results of Operations – Operating Segments

The following tables provides supplemental information regarding our net sales and profitability by operating segment for the thirteen and twenty-six weeks ended June 26, 2021 and the thirteen and twenty-six weeks ended June 27, 2020 (dollars in thousands):

Hardware and Protective Solutions

	Thirteen Weeks Ended June 26, 2021	Thirteen Weeks Ended June 27, 2020	Twenty-six Weeks Ended June 26, 2021	Twenty-six Weeks Ended June 27, 2020
Hardware and Protective Solutions
Revenues	$263,129	$269,499	$514,058	$482,676
Segment income from operations	9,995	24,423	16,045	33,276
Adjusted EBITDA(1)	36,114	45,704	65,146	71,366

(1)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures” section for additional information, including our definition and our use of Adjusted EBITDA, and for a reconciliation from net income to Adjusted EBITDA.

Thirteen weeks ended June 26, 2021 vs the Thirteen weeks ended June 27, 2020

Net Sales

Net sales for our Hardware and Protective Solutions operating segment decreased by $6.4 million in thirteen weeks ended June 26, 2021 to $263.1 million as compared to $269.5 million in the thirteen weeks ended June 27, 2020. Sales of personal protective equipment decreased by $17.0 million due to high demand for gloves and face masks in 2020 as compared to the same period in 2021. This was partially offset by sales of hardware products, which increased by $10.6 million driven by strong retail demand.

Income from Operations

Income from operations of our Hardware and Protective Solutions operating segment decreased by approximately $14.4 million in the thirteen weeks ended June 26, 2021 to $10.0 million as compared to $24.4 million in the thirteen weeks ended June 27, 2020. The decrease was driven by the decreases in sales along with increased expenses.

•	Cost of good sold increased by approximately $3.1 million in the thirteen weeks ended June 26, 2021 to $164.7 million as compared to $161.6 million in the thirteen weeks ended June 27, 2020. Cost of sales as a percentage of net sales was 62.6% in the thirteen weeks ended June 26, 2021, an increase of 2.6% from 60.0% in the thirteen weeks ended June 27, 2020. The increase in cost of sales as a percentage of net sales was primarily driven by inflation along with the higher mix of sales of construction fastener products in the thirteen weeks ended June 26, 2021.
•	Warehouse expense increased $3.1 million in the thirteen weeks ended June 26, 2021 compared to the thirteen weeks ended June 27, 2020. The additional expense was primarily driven by higher sales volume and inflation.
•	G&A expense increased $1.7 million in the thirteen weeks ended June 26, 2021 compared to the thirteen weeks ended June 27, 2020. The additional expense was primarily due to increased legal and consulting expense associated with the pending merger with Landcadia.

Twenty-six weeks ended June 26, 2021 vs the Twenty-six weeks ended June 27, 2020

Net Sales

Net sales for our Hardware and Protective Solutions operating segment increased by $31.4 million in twenty-six weeks ended June 26, 2021 to $514.1 million as compared to $482.7 million in the twenty-six weeks ended June 27, 2020. Sales of hardware products increased by $26.9 million driven by strong retail demand. Sales of personal protective equipment increased by $4.5 million due to continued demand for gloves and face masks.

Income from Operations

Income from operations of our Hardware and Protective Solutions operating segment decreased by approximately $17.2 million in the twenty-six weeks ended June 26, 2021 to $16.0 million as compared to $33.3 million in the twenty-six weeks ended June 27, 2020. The decrease was driven by the decreases in sales along with increased expenses.

•	Cost of good sold increased by approximately $33.1 million in the twenty-six weeks ended June 26, 2021 to $514.1 million as compared to $482.7 million in the twenty-six weeks ended June 27, 2020. Cost of sales as a percentage of net sales was 63.2% in the twenty-six weeks ended June 26, 2021, an increase of 2.8% from 60.4% in the twenty-six weeks ended June 27, 2020. The increase in cost of sales as a percentage of net sales was primarily driven inflation along with the higher mix of sales of construction fastener products in the twenty-six weeks ended June 26, 2021.
•	Warehouse expense increased $8.8 million in the twenty-six weeks ended June 26, 2021 compared to the twenty-six weeks ended June 26, 2021. The additional expense was primarily driven by higher sales volume and inflation.
•	G&A expense increased $6.5 million in the twenty-six weeks ended June 26, 2021 compared to the twenty-six weeks ended June 26, 2021. The additional expense was primarily due to increased legal and consulting expense associated with the pending merger with Landcadia.

Robotics and Digital Solutions

	Thirteen Weeks Ended June 26, 2021	Thirteen Weeks Ended June 27, 2020	Twenty-six Weeks Ended June 26, 2021	Twenty-six Weeks Ended June 27, 2020
Robotics and Digital Solutions
Revenues	$66,351	$42,198	$122,230	$98,505
Segment income from operations	6,546	(4,510)	6,700	1,386
Adjusted EBITDA(1)	23,696	12,373	41,113	29,943

(1)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures” section for additional information, including our definition and our use of Adjusted EBITDA, and for a reconciliation from net income to Adjusted EBITDA.

Thirteen weeks ended June 26, 2021 vs the Thirteen weeks ended June 27, 2020

Net Sales

Net sales in our Robotics and Digital Solutions operating segment increased by $24.2 million in the thirteen weeks ended June 26, 2021 to $66.4 million as compared to $42.2 million in the thirteen weeks ended June 27, 2020. The increased sales were primarily due to an increase of $19.6 million in keys sales along with an increase of $4.5 million in engraving sales. Key sales in the second quarter of 2020 were negatively impacted by restricted access to retail key duplication services as a result of COVID-19 in certain markets. As the economy has started to reopen, our service team has worked closely with our customers to restore access to key duplicating services in 2021.

Income from Operations

Income from operations of our Robotics and Digital Solutions operating segment increased by approximately $11.1 million in the thirteen weeks ended June 26, 2021 to $6.5 million as compared to a $4.5 million loss in the thirteen weeks ended June 27, 2020. The increase was primarily due to the increased sales partially offset by increased legal and consulting expense associated with the pending merger with Landcadia along with increased legal fees associated with our litigation with KeyMe (see Note 6 - Commitments and Contingencies of the Notes to Condensed Consolidated Financial Statements for additional information), along with the gain on the revaluation of contingent consideration included in other income in the thirteen weeks ended June 26, 2021. In the second quarter of 2020 we recorded a loss of $3.1 million related to the revaluation of the contingent consideration associated with the acquisitions of Resharp and Instafob, (see Note 13 - Fair Value Measurements of the Notes to Condensed Consolidated Financial Statements for additional information). In the first quarter of 2021, the contingent consideration revaluation adjustment was a gain of $1.2 million.

Twenty-six weeks ended June 26, 2021 vs the Twenty-six weeks ended June 27, 2020

Net Sales

Net sales in our Robotics and Digital Solutions operating segment increased by $23.7 million in the twenty-six weeks ended June 26, 2021 to $122.2 million as compared to $98.5 million in the twenty-six weeks ended June 27, 2020. The increased sales were primarily due to an increase of $18.4 million in keys sales along with an increase of $5.3 million in engraving sales. Key sales in the second quarter of 2020 were negatively impacted by restricted access to retail key duplication services as a result of COVID-19 in certain markets. As the economy has started to reopen, our service team has worked closely with our customers to restore access to key duplicating services in 2021.

Income from Operations

Income from operations of our Robotics and Digital Solutions operating segment increased by approximately $5.3 million in the twenty-six weeks ended June 26, 2021 to $6.7 million as compared to $1.4 million in the twenty-six weeks ended June 27, 2020. The increase was primarily due to the increased sales partially offset by increased legal and consulting expense associated with the pending merger with Landcadia along with increased legal fees associated with our litigation with KeyMe (see Note 6 - Commitments and Contingencies of the Notes to Condensed Consolidated Financial Statements for additional information), along with increased sales and marketing expenses.

Canada

	Thirteen Weeks Ended June 26, 2021	Thirteen Weeks Ended June 27, 2020	Twenty-six Weeks Ended June 26, 2021	Twenty-six Weeks Ended June 27, 2020
Canada
Revenues	$46,235	$35,013	$80,708	$61,365
Segment income (loss) from operations	2,968	815	2,544	(4,488)
Adjusted EBITDA(1)	4,662	3,533	6,019	1,822

(1)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures” section for additional information, including our definition and our use of Adjusted EBITDA, and for a reconciliation from net income to Adjusted EBITDA.

Thirteen weeks ended June 26, 2021 vs the Thirteen weeks ended June 27, 2020

Net Sales

Net sales in our Canada operating segment increased by $11.2 million in the thirteen weeks ended June 26, 2021 to $46.2 million as compared to $35.0 million in the thirteen weeks ended June 27, 2020. The increase was primarily due to strong demand for fastener and hardware products with big box retailers. Sales in Canada were negatively impacted by COVID-19 restrictions in 2020, we continue to see restrictions in certain provinces and retail locations in 2021.

Income from Operations

Income from operations of our Canada operating segment increased by approximately $2.2 million in the thirteen weeks ended June 26, 2021 to $3.0 million as compared to $0.8 million in the thirteen weeks ended June 27, 2020. The increase in sales was partially offset by increased variable labor and delivery costs.

Twenty-six weeks ended June 26, 2021 vs the Twenty-six weeks ended June 27, 2020

Net Sales

Net sales in our Canada operating segment increased by $19.3 million in the twenty-six weeks ended June 26, 2021 to $80.7 million as compared to $61.4 million in the twenty-six weeks ended June 27, 2020. The increase was primarily due to strong demand for fastening and hardware products with big box retailers. Sales in Canada were negatively impacted by COVID-19 restrictions in 2020, we continue to see restrictions in certain provinces and retail locations in 2021.

Income from Operations

Income from operations of our Canada operating segment increased by approximately $7.0 million in the twenty-six weeks ended June 26, 2021 to $2.5 million as compared to a loss of $4.5 million in the twenty-six weeks ended June 27, 2020. The increase in sales was partially offset by increased variable labor and delivery costs, partially offset by a $2.7 million decrease in restructuring related charges as compared to 2020 (see Note 9 - Restructuring of the Notes to Condensed Consolidated Financial Statements for additional information).

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure and is the primary basis used to measure the operational strength and performance of our businesses as well as to assist in the evaluation of underlying trends in our businesses. This measure eliminates the significant level of noncash depreciation and amortization expense that results from the capital-intensive nature of our businesses and from intangible assets recognized in business combinations. It is also unaffected by our capital and tax structures, as our management excludes these results when evaluating our operating performance. Our management and Board of Directors use this financial measure to evaluate our consolidated operating performance and the operating performance of our operating segments and to allocate resources and capital to our operating segments. Additionally, we believe that Adjusted EBITDA is useful to investors because it is one of the bases for comparing our operating performance with that of other companies in our industries, although our measure of Adjusted EBITDA may not be directly comparable to similar measures used by other companies.

The following table presents a reconciliation of Net loss, the most directly comparable financial measures under GAAP, to Adjusted EBITDA for the periods presented:

	Thirteen Weeks Ended June 26, 2021	Thirteen Weeks Ended June 27, 2020	Twenty-six Weeks Ended June 26, 2021	Twenty-six Weeks Ended June 27, 2020
Net loss	$(3,385)	$(5,037)	$(12,355)	$(19,841)
Income tax benefit	1,428	(895)	(5,225)	(5,132)
Interest expense, net	19,159	23,878	38,178	47,058
Interest expense on junior subordinated debentures	3,152	3,184	6,304	6,336
Investment income on trust common securities	(94)	(94)	(189)	(189)
Depreciation	15,270	17,230	31,611	34,747
Amortization	15,414	14,865	30,323	29,713
Mark-to-market adjustment on interest rate swaps	(751)	(308)	(1,424)	1,942
EBITDA	$50,193	$52,823	$87,223	$94,634

Stock compensation expense	1,796	1,524	3,537	2,669
Management fees	88	196	214	321
Restructuring (1)	—	980	109	2,710
Litigation expense (2)	6,322	1,893	10,282	2,674
Acquisition and integration expense (3)	3,299	661	8,139	990
Buy-back expense (4)	1,350	—	1,350	—
Anti-dumping duties (5)	2,636	—	2,636	—
Facility closures (6)	—	433	—	433
Change in fair value of contingent consideration	(1,212)	3,100	(1,212)	(1,300)
Adjusted EBITDA	$64,472	$61,610	$112,278	$103,131

(1)	Restructuring includes restructuring costs associated with restructuring in our Canada segment announced in 2018, including facility consolidation, severance, sale of property and equipment, and charges relating to exiting certain lines of business. Also included is restructuring in our United Stated business announced in 2019, including severance related to management realignment and the integration of sales and operating functions (see Note 9 - Restructuring of the Notes to Condensed Consolidated Financial Statements for additional information). Finally, includes consulting and other costs associated with streamlining our manufacturing and distribution operations.
(2)	Litigation expense includes legal fees associated with our litigation with KeyMe, Inc. (see Note 6 - Commitments and Contingencies of the Notes to Condensed Consolidated Financial Statements for additional information).
(3)	Acquisition and integration expense includes professional fees, non-recurring bonuses, and other costs related to the pending merger along with historical acquisitions.
(4)	Non-recurring buy backs associated with new business wins.
(5)	Anti-dumping duties assessed related to the nail business for prior year purchases.
(6)	Facility exits include costs associated with the closure of facilities in San Antonio, Texas.

The following tables presents a reconciliation of segment operating income, the most directly comparable financial measures under GAAP, to segment Adjusted EBITDA for the periods presented (amounts in thousands). Certain amounts in the prior year presentation between segments were reclassified to conform to the current year’s presentation.

Thirteen weeks ended June 26, 2021	Hardware and Protective Solutions	Robotics and Digital Solutions	Canada	Consolidated
Operating income (loss)	$9,995	$6,546	$2,968	$19,509
Depreciation and amortization	17,397	11,593	1,694	30,684

Stock compensation expense	1,552	244	—	1,796
Management fees	76	12	—	88
Restructuring	—	—	—	—
Litigation expense	—	6,322	—	6,322
Acquisition and integration expense	3,108	191	—	3,299
Buy-back expense	1,350	—	—	1,350
Anti-dumping duties	2,636	—	—	2,636
Change in fair value of contingent consideration	—	(1,212)	—	(1,212)
Adjusted EBITDA	$36,114	$23,696	$4,662	$64,472

Thirteen weeks ended June 27, 2020	Hardware and Protective Solutions	Robotics and Digital Solutions	Canada	Consolidated
Operating income (loss)	$24,423	$(4,510)	$815	$20,728
Depreciation and amortization	17,608	12,749	1,738	32,095

Stock compensation expense	1,379	145	—	1,524
Management fees	176	20	—	196
Restructuring	—	—	980	980
Litigation expense	—	1,893	—	1,893
Acquisition and integration expense	498	163	—	661
Facility closures	433	—	—	433
Change in fair value of contingent consideration	—	3,100	—	3,100
Corporate and intersegment adjustments	1,187	(1,187)	—	—
Adjusted EBITDA	$45,704	$12,373	$3,533	$61,610

Twenty-six weeks ended June 26, 2021	Hardware and Protective Solutions	Robotics and Digital Solutions	Canada	Consolidated
Operating income (loss)	$16,045	$6,700	$2,544	$25,289
Depreciation and amortization	34,520	23,974	3,440	61,934

Stock compensation expense	3,056	481	—	3,537
Management fees	185	29	—	214
Restructuring	64	10	35	109
Litigation expense	—	10,282	—	10,282
Acquisition and integration expense	7,290	849	—	8,139
Buy-back expense	1,350	—	—	1,350
Anti-dumping duties	2,636	—	—	2,636
Change in fair value of contingent consideration	—	(1,212)	—	(1,212)
Adjusted EBITDA	$65,146	$41,113	$6,019	$112,278

Twenty-six weeks ended June 27, 2020	Hardware and Protective Solutions	Robotics and Digital Solutions	Canada	Consolidated
Operating income (loss)	$33,276	$1,386	$(4,488)	$30,174
Depreciation and amortization	34,462	26,398	3,600	64,460

Stock compensation expense	2,330	339	—	2,669
Management fees	280	41	—	321
Restructuring	—	—	2,710	2,710
Litigation expense	—	2,674	—	2,674
Acquisition and integration expense	632	358	—	990
Facility closures	433	—	—	433
Change in fair value of contingent consideration	—	(1,300)	—	(1,300)
Corporate and intersegment adjustments	(47)	47	—	—
Adjusted EBITDA	$71,366	$29,943	$1,822	$103,131

Income Taxes

For the thirteen weeks ended June 26, 2021, the Company recorded an income tax provision of $1.4 million based on a pre-tax loss of $2.0 million. The Company recorded an income tax benefit for the twenty-six weeks ended June 26, 2021 of $5.2 million based on a pre-tax loss of $17.6 million. The effective income tax rate was (73.0)% and 29.7% for the thirteen and twenty-six weeks ended June 26, 2021, respectively.

The effective rate differed from the federal statutory rate due to an estimated increase in GILTI from the Company's Canadian operations, state and foreign income taxes, and non-deductible stock compensation expenses.

For the thirteen weeks ended June 27, 2020, the Company recorded an income tax benefit of $0.9 million based on a pre-tax loss of $5.9 million. The Company recorded an income tax benefit for the twenty-six weeks ended June 27, 2020 of $5.1 million based on a pre-tax loss of $25.0 million. The effective income tax rate was 15.1% and 20.6% for the thirteen and twenty-six weeks ended June 27, 2020, respectively.

The effective income tax rate differed from the federal statutory tax rate in the thirteen and twenty-six weeks ended June 27, 2020 primarily due to non-deductible stock compensation expenses, and state and foreign income taxes.

On March 27, 2020, the President of the United States signed the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) into law. The CARES Act included, among other things, corporate income tax relief in the form of accelerated alternative minimum tax ("AMT") refunds, allowed employers to defer certain payroll tax payments throughout 2020, and provided favorable corporate interest deductions for the 2020 reporting period.

Liquidity and Capital Resources

The statements of cash flows reflect the changes in cash and cash equivalents for the twenty-six weeks ended June 26, 2021 and the twenty-six weeks ended June 27, 2020 by classifying transactions into three major categories: operating, investing, and financing activities.

Net cash used for operating activities for the twenty-six weeks ended June 26, 2021 was $59.8 million as compared to $11.7 million of cash provided by operation activities in the comparable prior year period. Operating cash flows for the twenty-six weeks ended June 26, 2021 were unfavorably impacted by increased inventory for the spring and summer busy season and new business wins. Operating cash flows for the twenty-six weeks ended June 27, 2020 were unfavorably impacted by the increase in accounts receivable due to higher sales.

Net cash used for investing activities was $61.8 million and $23.0 million for the twenty-six weeks ended June 26, 2021 and the twenty-six weeks ended June 27, 2020, respectively. During the twenty-six weeks ended June 26, 2021, we acquired Oz Post International, LLC ("OZCO") for approximately $39.1 million, (see Note 4 - Acquisitions of the Notes to Condensed Consolidated Financial Statements for additional information). Excluding acquisitions, the primary use of cash in both periods was our investment in new key duplicating kiosks and machines.

Net cash provided by financing activities was $116.0 million for the twenty-six weeks ended June 26, 2021. Our revolver draws, net of repayments, provided cash of $86.0 million in the twenty-six weeks ended June 26, 2021. In the second quarter of 2021, we entered into an amendment ("OZCO Amendment") to the term loan credit agreement dated May 31, 2018, which provided $35,000 of incremental term loan funds to be used to finance the acquisition, (see Note 4 - Acquisitions of the Notes to Condensed Consolidated Financial Statements for additional information) Additionally, we used cash to pay $5.3 million in principal payments on the senior term loan under the Senior Facilities. Finally, in the twenty-six weeks ended June 26, 2021 the Company received $1.8 million on the exercise of stock options.

Net cash provided by financing activities was $10.3 million for the twenty-six weeks ended June 27, 2020. Revolver repayments were $16.0 million, net of draws, in the twenty-six weeks ended June 27, 2020. Additionally, we used cash to pay $5.3 million in principal payments on the senior term loan under the Senior Facilities.

Management believes that projected cash flows from operations and revolver availability will be sufficient to fund working capital and capital expenditure needs for the next 12 months. Our working capital (current assets minus current liabilities) position of $340.5 million as of June 26, 2021 represents an increase of $98.7 million from the December 26, 2020 level of $241.8 million. Because COVID-19 pandemic has not, as of the date of this report, had a materially negative impact on our operations or demand for our products, it has not had a materially negative impact on the Company's liquidity position. We have initiated mitigating efforts to manage non-critical capital spending, assess operating spend, and preserve cash. We expect to generate sufficient operating cash flows to meet our short-term liquidity needs, and we expect to maintain access to the capital markets, although there can be no assurance of our ability to do so. However, the continued spread of COVID-19 has led to disruption and volatility in the global capital markets, which, depending on future developments, could impact our capital resources and liquidity in the future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Critical Accounting Policies and Estimates

Significant accounting policies and estimates are summarized in the notes to the condensed consolidated financial statements. Some accounting policies require management to exercise significant judgment in selecting the appropriate assumptions for calculating financial estimates. Such judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, known trends in our industry, terms of existing contracts, and other information from outside sources, as appropriate. Management believes that these estimates and assumptions are reasonable based on the facts and circumstances as of June 26, 2021, however, actual results may differ from these estimates under different assumptions and circumstances.

There have been no material changes to our critical accounting policies and estimates which are discussed in the “Critical Accounting Policies and Estimates” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the Annual Report on Form 10-K for the year ended December 26, 2020, as filed with the Securities and Exchange Commission. In addition, our most significant accounting policies are discussed in Note 2 and elsewhere in the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 26, 2020.

Recent Accounting Pronouncements

See “Note 3 - Recent Accounting Pronouncements” of the Notes to Condensed Consolidated Financial Statements.

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